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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                       FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

              Commission File Number                       333-06952

                               MAS Technology Limited
                               ----------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      24 Bridge Street, Lower Hutt, Wellington, New Zealand, 011-64-4-569-2170
     -------------------------------------------------------------------------
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                 CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             American Depositary Shares
                             --------------------------
              (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                        None
                                        ----
    (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                       UNDER SECTION 13(a) OR 15(d) REMAINS)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      / /       Rule 12h-3(b)(1)(ii)          / /
          Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(2)(i)           / /
          Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(ii)          / /
          Rule 12g-4(a)(2)(ii)     / /       Rule 15d-6                    /X/
          Rule 12h-3(b)(1)(i)      / /


          Approximate number of holders of record as of the certification or notice date:
                                         1
                                         -
          Pursuant to the requirements of the Securities Exchange Act of 1934, MAS Technology Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             MAS TECHNOLOGY LIMITED

DATE:  March 31, 1998                        BY: /s/ PETER WRIGHT
                                                 ----------------
                                                  Peter Wright
                                                  Vice President,
                                                  Finance and
                                                  Chief Financial Officer